Exhibit 10.1

PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE STATE SECURITIES LAWS.  THIS PROMISSORY NOTE MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT AN EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE TERMS HEREOF.

May 15, 2009

FOR VALUE RECEIVED, the undersigned, SFOG ACQUISITION A, INC., a Delaware corporation, SFOG ACQUISITION B, L.L.C., a Delaware limited liability company, SFOT ACQUISITION I, INC., a Delaware corporation, and SFOT ACQUISITION II, INC., a Delaware corporation (each, a “Borrower” and together, the “Borrowers”), hereby promise, jointly and severally, to pay to the order of TW-SF LLC, a Delaware limited liability company or its permitted assigns (the “Lender”) the principal sum of FIFTY-TWO MILLION, FIVE HUNDRED SEVEN THOUSAND DOLLARS ($52,507,000.00), plus all accrued and unpaid interest thereon, at such time and in such amounts as set forth herein.

SECTION 1.                                      Definitions.

(a)                                  As used herein, the following terms have the meanings specified below:

“2009 Liquidity Put” means the Liquidity Put for the year 2009 for each of the Georgia Park and the Texas Park.

“Acquisition Company Guarantees” means, collectively, the Secured General and Continuing Guarantee & Pledge Agreement of SFOG Acquisition A, Inc. and SFOG Acquisition B, L.L.C., dated as of March 18, 1997, in respect of the Georgia Park, and the General and Continuing Guarantee Agreement of SFOT Acquisition I, Inc., and SFOT Acquisition II, Inc., dated as of January 6, 1998, in respect of the Texas Park.

“Affiliate” means, as to any specified Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person and, if such other Person is an individual, any member of the immediate family (including parents, spouse, children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Bankruptcy Case” means a voluntary chapter 11 bankruptcy case(s), if any, commenced by SFI and certain of its Subsidiaries within 120 days of the Borrowing Date but such case shall be considered the Bankruptcy Case only for so long as a trustee or receiver with expanded powers has not been appointed in such case and the case has not been converted to a case under chapter 7 of the Bankruptcy Code.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time.

“Borrower Bankruptcy Event” means, as to any Borrower, the occurrence of any one or more of the following:

(i)                                     a proceeding or case shall be commenced, without the application or consent of such Borrower, in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Borrower or of all or any substantial part of such Borrower’s Property, or (C) similar relief in respect of such Borrower under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against such Borrower shall be entered in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws;

(ii)                                  such Borrower shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws, (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, or (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws; or

(iii)                               such Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.

“Borrower Expenses” means $50,000 per annum in respect of expenses of the Borrowers in the aggregate.

“Borrower Indebtedness” of any Borrower means (i) all indebtedness of such Borrower for borrowed money or for the deferred purchase price of Property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Borrower evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to Property acquired by such Borrower (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (iv) all obligations under capital leases of such Borrower, (v) all Borrower Indebtedness guaranteed by such Borrower to the extent of such guarantee, (vi) all Borrower Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Borrower Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contract rights) owned by such Borrower, even though such Borrower has not assumed or become liable for the payment of such Borrower Indebtedness, but only to the extent of the value of the Property, and (vii) any obligations requiring payments in excess of the counter-party obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or derivative agreement of such Borrower.

“Beneficial Share Assignment Agreement” means that certain Beneficial Share Assignment Agreement, dated as of April 1, 1998, by and among TW-SPV Co. and SFI (as successor to Premier Parks Inc.), as amended.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Date” means the date of this Note.

“Business” means the business operated by SFI or any of its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means, as to SFI, the occurrence of any one or more of the following: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting stock of SFI; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of SFI (together with any new directors whose election by such board of directors or whose nomination for election by SFI’s shareholders was approved by a vote of a majority of SFI’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of SFI’s directors then in office; (iii) any change in control with respect to SFI (or similar event, however denominated) shall occur under and as defined in any SFI Indenture, the SFI Convertible Indenture or any other agreement in respect of Guarantor Indebtedness in an aggregate principal amount of at least $25,000,000 to which SFI or any of its Subsidiaries is a party, or (iv) SFI shall cease to own directly or indirectly 100% of the Capital Stock of SFO or SFTP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Dollar” and the symbol “$” mean lawful money of the United States of America.

“Escrow Account” has the meaning set forth in the Subordinated Indemnity Escrow Agreement.

“Event of Default” has the meaning set forth in Section 11 hereto.

“Excess Proceeds” means any and all proceeds received by the Borrowers (i) in respect of the Units held thereby or (ii) from any other sources, less (x) Borrower Expenses, (y) the amount of any interest paid or payable in accordance with Section 2(a) hereof, and (z) amounts necessary to pay Expenses owing from time to time after the Borrowing Date under Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means (a) the Exchange Offer and the Consent Solicitation relating to the debt securities of SFI, filed with the Securities and Exchange Commission on April 20, 2009, and (b) the Exchange Offer and the Consent Solicitation relating to the convertible securities of SFI, filed with the Securities and Exchange Commission on May 6, 2009, each as amended, modified or extended as permitted hereunder.

“Expenses” has the meaning set forth in Section 6 hereto.

“GA Fund” means Six Flags Fund, Ltd. (L.P.), a Georgia limited partnership.

“GA Overall Agreement” means that certain Overall Agreement, dated as of February 15, 1997, by and among GA Fund, the Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd. (now known as Six Flags Over Georgia, LLC), SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., SFOG II, Inc., SFOG II Employee, Inc., Six Flags Services of Georgia, Inc., SFTP, and SFO (as successor to Six Flags Entertainment Corporation).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting

Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Georgia Park” has the meaning set forth in the Subordinated Indemnity Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) having jurisdiction over the Business or the Property of the Loan Parties and their respective Subsidiaries.

“Guarantee” means the Guarantee Agreement to be executed and delivered by the Guarantors in favor of the Lender, substantially in the form attached hereto as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guaranteed Obligations” means the collective reference to the unpaid principal of and interest on the Loan and all other obligations, expenses and liabilities of the Borrowers to the Lender (including the Expenses and interest accruing at the then applicable rate provided in this Note after the maturity of the Loan and interest accruing at the then applicable rate provided in this Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Note, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Lender that are required to be paid by the Borrowers pursuant to the terms of this Note).

“Guarantor Bankruptcy Event” means, as to any Guarantor, the occurrence of any one or more of the following:

(i)                                     a proceeding or case shall be commenced, without the application or consent of such Guarantor, in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Guarantor or of all or any substantial part of such Guarantor’s Property, or (C) similar relief in respect of such Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Guarantor shall be entered in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws;

(ii)                                  such Guarantor shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws, (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, or (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws; or

(iii)                               such Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.

“Guarantor Indebtedness” of any Guarantor means (i) all indebtedness of such Guarantor for borrowed money or for the deferred purchase price of Property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors and accrued expenses incurred in the ordinary course of business), (ii) all obligations of such Guarantor evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to Property acquired by such Guarantor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (iv) all obligations under capital leases of such Guarantor, (v) all Guarantor Indebtedness guaranteed by such Guarantor to the extent of such guarantee, and (vi) all Guarantor Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Guarantor Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contract rights) owned by such Guarantor, even though such Guarantor has not assumed or become liable for the payment of such Guarantor Indebtedness, but only to the extent of the value of the Property; provided, that all references to “Guarantor Indebtedness” shall not include any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or derivative agreement of any Guarantor.

“Guarantors” means SFI, SFO and SFTP, collectively; and “Guarantor” means any of them.

“Indemnified Parties” has the meaning set forth in Section 14 hereto.

“Interest Rate” has the meaning set forth in Section 2(a) hereto.

“Lender” has the meaning set forth in the preamble hereto.

“Liabilities” has the meaning set forth in Section 8(d) hereto.

“License Agreements” means, collectively, the Retail License (#8898-TOON), dated as of January 1, 1998, by and between Warner Bros. Consumer Products Inc. (as successor to Warner Bros. Consumer Products Division, a division of Time Warner Entertainment Company, L.P.) and SFTP, and the Amended and Restated License Agreement #5854-WB/DC, dated as of April 1, 1998, by and among Warner Bros. Consumer Products Inc. (as successor to Warner Bros. Consumer Products Division, a division of Time Warner Entertainment Company, L.P.), DC Comics, SFI (as successor to Premier Parks Inc.) and SFTP, in each case, as amended.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance having the effect of security in respect of such Property.  For purposes of the Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquidity Put” has the meaning as set forth in the GA Overall Agreement and the TX Overall Agreement, respectively and as applicable.

“Loan” means the loan made by the Lender to the Borrowers to fund their obligations with respect to the 2009 Liquidity Put and evidenced by this Note.

“Loan Documents” means this Note and the Guarantee.

“Loan Parties” means, collectively, the Borrowers and the Guarantors, and “Loan Party” means any one of them.

“Losses” has the meaning set forth in Section 14 hereto.

“Material Adverse Effect” means any change, event, circumstance, fact, condition or development that does or could reasonably be expected to have a material adverse effect upon (i) the Business, Property or financial condition of SFI and its Subsidiaries, taken as a whole, (ii) the validity or enforceability of this Note or the Guarantee or the rights or remedies of the Lender hereunder or thereunder, (iii) the ability of a Borrower to perform the Obligations or (iv) the ability of a Guarantor to pay the Guaranteed Obligations.

“Maturity Date” means March 15, 2011.

“Obligations” means (i) the unpaid principal of and interest on the Loan (including any interest accruing after the Maturity Date and after any Borrower Bankruptcy Event, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (ii) all other obligations of the Borrowers under or with respect to this Note and (iii) the obligations of each other Loan Party under or with respect to the Loan Documents.

“Partnership Parks Agreements” means the GA Overall Agreement, the TX Overall Agreement and the Related Agreements (as such term is defined in the GA Overall Agreement and the TX Overall Agreement, respectively).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Property” means any right or interest in or to property of any kind whatsoever, whether real property, personal or mixed and whether tangible or intangible, including Capital Stock.

“Related Indemnity Agreements” means the Subordinated Indemnity Escrow Agreement and the Beneficial Share Assignment Agreement.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, senior vice president or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, senior vice president-finance or treasurer of such Person.

“SFI” means Six Flags, Inc., a Delaware corporation.

“SFI Indentures” means, collectively, (i) the Indentures dated as of December 5, 2003, April 16, 2003 and February 11, 2002, respectively, between SFI and The Bank of New York, as trustee, in each case as amended, supplemented or otherwise modified through the Borrowing Date and thereafter as permitted by the Loan Documents, (ii) any loan agreement, indenture, note purchase agreement or other instrument or agreement relating to any Guarantor Indebtedness that is meant to refinance any Guarantor Indebtedness incurred under any SFI Indenture, in each case as amended in accordance with the Loan Documents.

“SFI Convertible Indenture” means the Indenture dated as of June 30, 1999, between SFI and The Bank of New York, as trustee, as amended, supplemented or otherwise modified through the Borrowing Date and thereafter as permitted by the Loan Documents.

“SFO” means Six Flags Operations Inc., a Delaware corporation.

“SFTP” means Six Flags Theme Parks Inc., a Delaware corporation.

“Six Flags Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among SFI, SFO and SFTP, as primary borrower, certain of its subsidiaries named therein, the several banks and other financial institutions or entities from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, restated or otherwise modified in accordance with the Loan Documents.

“Six Flags Guarantees” means, collectively, the General and Continuing Guarantee of SFTP and SFO (as successor to Six Flags Entertainment Corporation), dated as of March 18, 1997, in respect of the Georgia Park, and the General and Continuing Guarantee of SFTP and SFO (as successor to Six Flags Entertainment Corporation), dated as of January 6, 1998, in respect of the Texas Park.

“Subordinated Indemnity Agreement” means that certain Subordinated Indemnity Agreement, dated as of April 1, 1998, by and among SFO (as successor to Six Flags Entertainment Corporation), SFTP, SFOG II, Inc., SFT Holdings, Inc., Historic TW Inc. (formerly known as Time Warner Inc.), Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), TW-SPV Co., SFI (as successor to Premier Parks Inc.) and GP Holdings Inc., as amended in accordance with the terms thereof.

“Subordinated Indemnity Escrow Agreement” means that certain Subordinated Indemnity Escrow Agreement, dated as of September 28, 2006, by and among SFI, Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), Historic TW Inc. (formerly known as Time Warner Inc.), the Bank of New York Mellon and, as of the date hereof, the Borrowers, as amended in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; provided, that all references to a “Subsidiary” or to “Subsidiaries” in the Loan Documents shall not include the joint venture established pursuant to the Great Escape Agreements or any Inactive Subsidiary (each as defined in the Six Flags Credit Agreement).

“Texas Park” has the meaning set forth in the Subordinated Indemnity Agreement.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of the Loan Documents and the amendments described in Section 7(a) and (ii) the borrowing of the Loan.

“Triggering Default” has the meaning set forth in the Subordinated Indemnity Agreement.

“TX Fund” means Six Flags Over Texas Fund, Ltd., a Texas limited partnership.

“TX Overall Agreement” means, that certain Overall Agreement, dated as of November 24, 1997, by and among TX Fund, Flags’ Directors L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., SFTP, and SFO (as successor to Six Flags Entertainment Corporation), as amended through the Borrowing Date.

“Units” has the meaning as set forth in the GA Overall Agreement and the TX Overall Agreement, respectively.

(b)           Unless the context requires otherwise, (i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note, and (ii) all Section, Schedule and Exhibit references are to this Note unless otherwise specified.

(c)           Except as specifically provided herein, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words, “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)           When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 2.             Interest Rate.

(a)           The Loan shall bear interest on the unpaid principal amount thereof from the Borrowing Date until payment in full in cash at a rate per annum equal to 14% (the “Interest Rate”) and shall be payable in arrears from time to time, as soon as practicable and in no event later than two (2) Business Days after the Borrowers have cash or cash equivalents on hand in excess of (i) amounts used or to be used to pay Borrower Expenses for which demand has been made, plus (i) $20,000. All accrued and unpaid interest shall also be payable in full in cash on the Maturity Date.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(b)           Notwithstanding the foregoing, but subject to applicable law, upon the occurrence of any Event of Default, this Note shall bear interest which shall accrue during the continuance of such Event of Default and shall be payable (subject to Section 11(b)) in immediately available funds, for each day during the continuance of such Event of Default, at a rate equal to the Interest Rate plus 2% per annum.  Such default interest shall be payable at the times interest is otherwise payable in accordance with Section 2(a).

(c)           Notwithstanding anything herein to the contrary, the interest payable by the Borrowers with respect to the Loan shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Lender, such excess shall be considered payments in respect of the principal amount of the Loan.

SECTION 3.             Use of Proceeds.

The Borrowers shall use the proceeds of the Loan solely to purchase Units pursuant to the 2009 Liquidity Put on the Borrowing Date.

SECTION 4.             Evidence of Debt.

(a)           The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Borrower Indebtedness of the Borrowers to the Lender resulting from the Loan hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b)           The entries made in the accounts of the Lender maintained pursuant to Section 4(a) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers recorded therein; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the Obligations.  The Lender shall provide a copy of the account(s) to the Borrowers upon the Borrowers’ request.

SECTION 5.             Method of Payment; Repayment of Loan; and Priority of Payments.

(a)           Repayment of Loan.  Each Borrower hereby unconditionally promises, jointly and severally, to pay to the Lender the then unpaid principal amount of the Loan on the Maturity Date (or on such earlier date on which all or a portion of the Loan becomes due and payable pursuant to Section 11 or pursuant to Section 5(c)), with accrued and unpaid interest thereon.

(b)           Payments.  All payments (including any prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, Expenses or otherwise, shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Lender by wire transfer of immediately available funds to an account or by such other reasonable means as the Lender may specify to the Borrowers, on or prior to 12:00 Noon, New York City time, on the due date thereof, in U.S. Dollars and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.  Amounts repaid hereunder may not be reborrowed by the Borrowers.

(c)                                  Mandatory Prepayments.  If any Borrower receives Excess Proceeds in excess of $20,000 in the aggregate, the Loan shall be prepaid as soon as practicable and in no event later than two (2) Business Days following the date of receipt of such Excess Proceeds, by an amount equal to 100% of such Excess Proceeds.

(d)                                 Optional Prepayment.  The Borrowers may at any time and from time to time prepay the principal amount of the Loan, in whole or in part, without premium or penalty, but together with all accrued but unpaid interest.

(e)                                  Priority of Payments.  Notwithstanding anything herein to the contrary, all payments of principal, interest, or any other amount hereunder in respect of the Loan (whether at the stated maturity, by acceleration or otherwise) but, for the avoidance of doubt, excluding Expenses, shall be made in the following order of priority:

(i)                                     first, payment of the accrued and unpaid interest on the Loan due and payable on the date thereof;

(ii)                               second, payment of outstanding principal on the Loan; and

(iii)                            third, payment of all other Obligations.

SECTION 6.             Expenses.

(a)           Each of the Borrowers agrees, jointly and severally from time to time after the Borrowing Date, to pay or reimburse the Lender for (i) reasonable out-of-pocket costs and expenses (including fees and disbursements of counsel (including reasonable fees and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP) and accountants, costs and expenses of due diligence, duplication, and messenger costs and expenses) of the Lender in connection with the Transactions and any subsequent amendment or modification of the Loan Documents and/or of the Subordinated Indemnity Agreement and Related Indemnity Agreements necessary in connection therewith and (ii) all fees and expenses of the Lender (including fees and disbursements of counsel (including Paul, Weiss, Rifkind, Wharton & Garrison LLP)) incurred in connection with the enforcement of any of its rights and remedies under the Loan Documents (collectively, “Expenses”).

(b)           All Expenses shall be paid within three (3) Business Days following demand by the Lender and (except for Expenses incurred on or prior to the Borrowing Date) made together with the delivery by Lender of a reasonable invoice therefor, in immediately available funds.  Once paid, none of the Expenses shall be refundable under any circumstances.  The Expenses shall not be creditable against any other amount payable in connection with the Loan Documents or otherwise.

SECTION 7.             Conditions Precedent.

The obligation of the Lender to make the Loan on the Borrowing Date shall be subject to the satisfaction or waiver by the Lender of the following conditions precedent:

(a)           Loan Documents.  The Lender shall have received: (i) this Note, executed and delivered by a duly authorized officer of each Borrower; (ii) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor; (iii) an amendment to the Subordinated Indemnity Agreement, substantially in the form attached hereto as Exhibit B, and executed and delivered by a duly authorized officer of each Borrower, each Guarantor and each of their Subsidiaries party thereto; (iv) an amendment to the Subordinated Indemnity Escrow Agreement, substantially in the form attached hereto as Exhibit C, and executed and delivered by a duly authorized officer of each Borrower, SFI and the Escrow Agent (as defined in the Subordinated Indemnity Escrow Agreement); and (v) an amendment to the Beneficial Share Assignment Agreement, substantially in the form attached hereto as Exhibit D, and executed and delivered by a duly authorized officer of SFI and each of its Subsidiaries party thereto.

(b)           Representations and Warranties.  Each of the representations and warranties made by (i) the Borrowers pursuant to Section 8 hereof and (ii) the Guarantors pursuant to the Guarantee, in each case, shall be true and correct in all respects both before and after giving effect to such Loan and the use of the proceeds thereof.

(c)           Escrow Account.  Simultaneously with the receipt of the Loan, the Borrowers shall have used funds from the Escrow Account in an amount equal to $ $5,953,473.54 to purchase Units pursuant to the 2009 Liquidity Put.

(d)           SFI Indentures.  On May 14, 2009, SFI shall have irrevocably deposited in immediately available funds with the Paying Agent (as such term is defined in the SFI Indenture for the SFI 2013 Notes) the semi-annual interest payment due on April 15, 2009 under the SFI 2013 Notes (as defined in the Exchange Offer) in full.

(e)           Exchange Offer.  Except as set forth on Schedule 7(e), the Exchange Offer has not been terminated, extended, amended or modified in any manner.

(f)            Approvals.  All material Governmental Authority and third party approvals necessary or, in the reasonable discretion of the Lender, advisable to be obtained by the Borrowers in connection with the Transactions shall have been obtained and be in full force and effect.

(g)           Expenses.  One or more of the Guarantors shall have reimbursed the Lender for all Expenses accrued through the Borrowing Date.

(h)           Legal Opinions.  The Lender shall have received a legal opinion from Paul, Hastings, Janofsky & Walker LLP, as counsel to the Borrowers, in form and substance reasonably satisfactory to the Lender.

(i)            Officer’s Certificate.  Each Loan Party, with respect to themselves individually, shall have delivered to the Lender a certificate, signed by an executive officer of such Loan Party, dated as of the Borrowing Date, certifying the matters set forth in Sections 7(b), 7(c), 7(d) and 7(e).

SECTION 8.             Representations and Warranties.

Each of the Borrowers hereby jointly and severally represents and warrants to the Lender that, as of the date hereof:

(a)           Existence; Compliance with Law.  Each of the Borrowers (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or equivalent) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the Business in which it is currently engaged, (iii) is duly qualified in all material respects as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its Business requires such qualification and (iv) is in compliance in all material respects with all Requirements of Law.

(b)           Power; Authorization; Enforceable Obligations.  Each Borrower has the corporate (or equivalent) power and authority, and the legal right, to make, deliver and perform this Note and to consummate the Transactions.  Each Borrower has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of this Note on the terms and conditions herein.  No consent or authorization of, or filing with, any Person is required in connection with the execution, delivery and performance by each Borrower of this Note.  This Note has been duly executed and delivered on behalf of each Borrower.  This Note constitutes a legal, valid and binding obligation of each Borrower, enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)           No Legal Bar or Conflicts; No Default.  The execution, delivery and performance of this Note by the Borrowers, the payments hereunder, and the performance of the Transactions do not and will not, in any material respects, conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the imposition of any Lien on any Borrower’s assets pursuant to, any Requirement of Law or any Contractual Obligation of any of the Borrowers.  No event has occurred that with the lapse of time or the giving of notice or both would constitute a default by any Borrower under, or a termination or acceleration event under, in any material respect, any Contractual Obligation.  No Event of Default has occurred and is continuing (without giving effect to any cure period).

(d)           No Liabilities.  The Borrowers do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto

(“Liabilities”) other than pursuant to the Subordinated Indemnity Agreement, the Related Indemnity Agreements, the Partnership Parks Agreements, or as otherwise permitted hereunder.  None of the Borrowers has any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to such Liabilities of the Borrowers other than as set forth under the documents specified in the prior sentence or as set forth herein.

(e)           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (i) in which any Borrower is named as a primary defendant or (ii) in which any Borrower is named as a co-defendant (A) with respect to any of the Loan Documents or any of the Transactions or (B) that if adversely determined, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, is pending or, to the knowledge of any Borrower, threatened by or against any of the Borrowers or against any of their respective Properties or revenues.

(f)            Subordinated Indemnity Agreement.  Since July 1, 2008, each of the Borrowers has complied with the terms and provisions of (x) the Subordinated Indemnity Agreement, (y) the GA Overall Agreement and (z) the TX Overall Agreement.

(g)           Ownership of Property.  Each of the Borrowers has good and valid title to the Units held thereby.

(h)           Taxes.  Each of the Borrowers has filed or caused to be filed all Federal, state and other material tax returns that is required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (in each case other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves (to the extent required by GAAP)) have been provided on the books of the Borrowers; no material tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted with respect to any such tax, fee or other charge.

(i)            Accuracy of Information, Etc.  No statement or information (other than pro forma financial information and projections, estimates, forecasts and other forward looking information, including budgets or information of a general industry or economic nature) contained in this Note or contained in any other document, certificate or statement furnished by or on behalf of any Borrower to the Lender for use in connection with the Transactions, considered as a whole as of the date such statement, information, document or certificate was so furnished, does not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not misleading.  The projections and pro forma financial information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the management of such Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or pro forma results set forth therein by a material amount.

SECTION 9.             Affirmative Covenants.

So long as this Note remains outstanding and the principal of and interest on the Loan and all Expenses have not been paid in full in cash, each of the Borrowers hereby jointly and severally shall:

(a)           Subordinated Indemnity Agreement.  From time to time execute and deliver, or cause to be executed and delivered, such additional amendments, instruments, certificates or documents to the Subordinated Indemnity Agreement and Related Indemnity Agreements, and to take all such actions with respect to such additional amendments, instruments, certificates or documents, in each case, as mutually agreed by the parties thereto;

(b)           Financial Statement and Other Information of the Borrowers.  Deliver the following financial statements, reports, notices and other information:

(i)            as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Borrower, interim condensed consolidated statements of operations, shareholders’ equity and cash flows of such Borrower for such period, and the related consolidated balance sheets of such Borrower;

(ii)           as soon as available and in any event no later than 75 days after the end of each fiscal year of each Borrower, an annual budget projection of such Borrower broken down on a month-by-month basis;

(iii)          as soon as available and in any event no later than 90 days after the end of each fiscal year of each Borrower, the information required by clause (i) on a year-end basis;

(iv)          to the extent requested by the Lender, any updated budgets or any internal updates of the information required by clauses (i) through (iii) hereof to the extent related to the periods for which such financial information was provided promptly after such updates are produced; and

(v)           any other documents or information as may be reasonably requested by the Lender from time to time;

(c)                                  Financial Statement and Other Information of the Georgia Park and Texas Park.  Use commercially reasonable efforts to cause SFI to deliver the following financial statements, reports, notices and other information:

(i)            as soon as available and in any event within two (2) Business Days after the end of each monthly fiscal period of SFI, the daily operating report of each of the Georgia Park and the Texas Park for the last day of such monthly fiscal period; and

(ii)           as soon as available and in any event within 30 days after the end of each monthly fiscal period of SFI, interim statements of operations, shareholders’ equity and cash flows of each of the Georgia Park and the Texas Park for such period, and the related balance sheets of each of the Georgia Park and the Texas Park;

(d)                                 Notices of Material Events.  Furnish the following to the Lender in writing:

(i)            promptly after any officer of a Borrower has actual knowledge of facts that would give him or her reason to believe that any Event of Default has occurred, notice of such Event of Default; and

(ii)           as soon as any officer of a Borrower has actual knowledge of the facts that would give him or her reason to know of the occurrence thereof, prompt notice of (A) all legal or arbitral proceedings in which any Borrower is named as a primary defendant, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings, affecting a Borrower that, if adversely determined, could reasonably be expected to result in aggregate liabilities or damages in excess of $100,000 over available insurance or indemnification by creditworthy third parties and (B) all legal or arbitral proceedings in which any Borrower is named as a co-defendant, and of any material development in respect of such legal or other proceedings, affecting a Borrower that, if adversely determined, could reasonably be expected to result in aggregate liabilities or damages in excess of $1,000,000 over available insurance or indemnification by creditworthy third parties;

Each notice delivered under this Section 9(d) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth in reasonable detail the facts and circumstances of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(e)                                  Existence, Etc.

(i)            (A) Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization and (B) take all reasonable action to maintain all material rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(ii)           Pay and discharge all Federal income taxes and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP;

(iii)          Maintain and preserve all of its Properties material to the conduct of the Business of such Borrower in good working order and condition;

(iv)          Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)           Permit representatives of the Lender, upon reasonable notice and during normal business hours (and, except if an Event of Default shall have occurred and be continuing, not more frequently than once each calendar quarter), to examine, copy and make extracts from its books and records and to discuss its business, finances, condition and affairs with its officers, all to the extent reasonably requested by the Lender.   Notwithstanding anything to the contrary in this Section 9(e)(v), none of the Borrowers or any Subsidiary thereof will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information or (B) in respect of which disclosure to the Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement;

(f)                                    Compliance with Contractual Obligations and Requirements of Law.  Comply with Contractual Obligations and Requirements of Laws in all material respects; and

(g)                                 Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Note and the Guarantee.  Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Note which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from such Borrower for such governmental consent, approval, recording, qualification or authorization.

SECTION 10.          Negative Covenants.

So long as this Note remains outstanding and the principal of and interest on the Loan and all Expenses have not been paid in full in cash, each of the Borrowers shall not:

(a)                                  Borrower Indebtedness and Liabilities.  Create, incur, assume or suffer to exist any Borrower Indebtedness or any other Liabilities, except (i) Borrower Indebtedness outstanding and other obligations owing hereunder, (ii) Liabilities for which not more than $50,000 is required to be expended in any year, in the aggregate among all of the Borrowers, per annum, and (iii) Borrower Indebtedness owing to any of the Guarantors on terms and conditions (including, without limitation, as to subordination) reasonably satisfactory to the Lender that is incurred to satisfy the obligations of the Borrowers in respect of amounts owing under Section 6;

(b)                                 Prohibition on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired; except Liens not prohibited by the Acquisition Company Guarantees;

(c)                                  Prohibition on Fundamental Changes.  Enter into any merger, consolidation, amalgamation or any other transaction fundamentally changing the organization or structure of the Borrowers or engage in any type of business other than as set forth in such Borrower’s organizational documents effective as of the date hereof;

(d)                                 Prohibition on Sale of Assets; Issuance of Equity.  Convey, sell, lease, assign, transfer or otherwise dispose of any assets or Property (including the Units), or issue any shares of Capital Stock of such Borrower;

(e)                                  Limitation on Investments, Loans and Advances.  Make any advance, investment, loan, extension of credit or capital contribution to, in or for the benefit of any Person, except deposit accounts with one or more third-party financial institutions;

(f)                                    Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate; or

(g)                                 Dividends.  Make dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or set apart of money for a sinking or other analogous fund for, or purchase, redeem, retire or otherwise acquire any shares of Capital Stock of such Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of such Borrower).

Notwithstanding the foregoing, nothing contained herein shall limit the Borrowers’ obligations to make payments in respect of the Loan.

SECTION 11.          Events of Default.

(a)                                  Each of the following events shall be an “Event of Default” hereunder:

(i)            any principal or interest due under this Note, including any mandatory prepayments thereof, shall not have been paid in full when and as the same shall become due and payable;

(ii)           any representation or warranty made or deemed made by a Loan Party in or in connection with the Loan Documents or the Transactions, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by a Loan Party in connection with or pursuant to the Loan Documents, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(iii)          (A) the Borrowers shall be in material breach of any covenant, provision, agreement, representation or warranty under Sections 9(d)(i), 9(e)(i)(A) or 10 hereof or (B) the Guarantors shall be in material breach of any covenant, provision, agreement, representation or warranty under Sections 11(a) or 13 of the Guarantee;

(iv)          the Loan Parties or their Subsidiaries shall be in material breach of any other covenant, provision, agreement, representation or warranty under the Loan Documents (other than as set forth in clauses (i), (ii) or (iii) above), and such breach shall continue unremedied for a period of 10 Business Days after the occurrence thereof;

(v)           any Borrower shall become the subject of a Borrower Bankruptcy Event;

(vi)          judgments against, or with respect to the Property of, any of the Borrowers in excess of $100,000 in the aggregate (exclusive or in excess of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof, and the relevant Borrower shall not, within such period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(vii)         judgments for the payment of money of any of the Guarantors in excess of $25,000,000 in the aggregate (exclusive of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties and other than judgments in, or as a consequence of, the Bankruptcy Case so long as stayed), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and the relevant Borrower shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(viii)        defaults by any Borrower under Contractual Obligations to which such Borrower is bound and under which it could reasonably be expected to incur liabilities as a result of such default in excess of $100,000;

(ix)           the occurrence of a Triggering Default under the Subordinated Indemnity Agreement, subject to the expiration of any applicable cure periods therein;

(x)            (A) (i) from the period beginning on the date hereof and ending on the earlier of (x) a Borrower Bankruptcy Event and (y) the date that is 120 days from the date hereof or (ii) after the successful completion of the Exchange Offer, a Guarantor shall fail to pay any of its obligations under any Guarantor Indebtedness the total principal amount of which exceeds $25,000,000, including at maturity (after giving effect to any grace periods), or any event or condition shall occur after the Borrowing Date that gives rise to a default or event of default (after giving effect to any grace periods) under such Guarantor Indebtedness entitling the holders thereof to accelerate such Guarantor Indebtedness prior to the maturity thereof, if applicable, (B) for the duration of the Bankruptcy Case, if applicable, a Guarantor shall fail to pay any amounts when due (after giving effect to any applicable grace periods), other than amounts due solely as a result of the commencement of the Bankruptcy Case, with respect to any Guarantor Indebtedness the total principal amount of which exceeds $25,000,000 unless the payment thereof has been stayed in the Bankruptcy Case or the approval thereof has not been granted in connection with the Bankruptcy Case, and (C) for periods on and after the expiration of the period described in clause (A)(i) or (B), which ever is later, (1) any Guarantor shall default in the payment when due (after giving effect to any applicable grace periods) of any principal of or interest on any of its Guarantor Indebtedness the total principal amount of which exceeds $25,000,000, or (2) a default or event of default shall have occurred and be continuing (after giving effect to any applicable grace periods) under any Guarantor Indebtedness the total principal amount of which exceeds $25,000,000 which entitles the holder(s) thereof or a trustee or agent on behalf of such holder or holders (with the giving of any notice or the lapse of time or both) to cause such Guarantor Indebtedness to become due prior to its stated maturity; provided, that any subsequent cure by such Guarantor or waiver by the holders of such Guarantor Indebtedness thereof of any default or event of default referred to in the preceding clauses shall constitute a cure hereunder unless prior to such cure or waiver the Lender shall have declared the Loan to be due and payable under Section 11(b) in reliance upon such default or event of default;

(xi)           any amendment, supplement, restatement or other modification of the Six Flags Credit Agreement that directly or indirectly (A) restricts the ability of the Borrowers to pay the Lender under this Note in accordance with the terms hereof, (B) restricts the ability of the Guarantors to perform under the Guarantee in accordance with the terms thereof, (C) restricts the Loan Parties’ and their Subsidiaries’ ability to make loans to, or other investments (to a greater extent than it is restricted on the date hereof) in, the

Borrowers or (D) restricts the ability of the Loan Parties and their Subsidiaries to perform their obligations under the License Agreements, the Partnership Parks Agreements, the Subordinated Indemnity Agreement or the Related Indemnity Agreements in accordance with the terms thereof;

(xii)          the termination, withdrawal, amendment, modification or extension of the Exchange Offer (other than any amendment that is immaterial to the interests of the Lender or upon the commencement of the Bankruptcy Case);

(xiii)         the failure of SFI or any of its Subsidiaries to perform any of their material obligations under the License Agreements, and such failure shall continue unremedied for a period of 10 Business Days after the occurrence thereof;

(xiv)        (A) following a Guarantor Bankruptcy Event, the failure of the Guarantors to ratify and, to the extent required, reinstate or reaffirm, their obligations under the Loan Documents, the Six Flags Guarantees, the License Agreements, the Subordinated Indemnity Agreement and the Related Indemnity Agreements in connection with any bankruptcy plan of reorganization or the assumption of the Beneficial Share Assignment Agreement; or (B) any Borrower, Guarantor or any of their respective Subsidiaries shall seek approval of a plan of reorganization or the assumption of the Beneficial Share Assignment Agreement following a Borrower Bankruptcy Event or a Guarantor Bankruptcy Event, as applicable, in either case, that does not provide as a condition precedent thereto for the ratification and, to the extent required, reinstatement and reaffirmation of their respective obligations under the Loan Documents, the Subordinated Indemnity Agreement and the Related Indemnity Agreements, and such failure shall continue unremedied for a period of 10 Business Days after the occurrence thereof;

(xv)         the Guarantors shall become the subject of a Guarantor Bankruptcy Event other than the Bankruptcy Case;

(xvi)        a Change of Control shall occur, other than as a result of (x) the Exchange Offer or (y) the Bankruptcy Case; or

(xvii)       the Guarantee shall cease, for any reason, to be in full force and effect with respect to any Guarantor or any Guarantor shall so assert.

(b)           Upon the occurrence of an Event of Default, the Lender may, at its option, (i) by written notice to the Borrowers, declare the entire unpaid principal balance of the Loan, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance; provided, that the Loan and all other amounts due hereunder (including the Obligations) shall automatically become due and payable upon the occurrence of any Event of Default described in clause (v) of Section 11(a) or the filing of a voluntary petition in bankruptcy by any of the Guarantors (other than the Bankruptcy Case) (ii) exercise any and all rights and remedies available to it under this

Note, and (iii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from the Borrowers all sums due under the Loan.

SECTION 12.          No Waiver.

The Lender shall not by any act (except by a written instrument signed by the Lender), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have hereunder on any future occasion.

SECTION 13.          Assignment, Etc.

This Note shall be binding upon the Borrowers and the Lender and their respective successors and permitted assigns; provided, however, no Borrower may assign this Note or otherwise transfer any rights or obligations hereunder, and the Lender may assign this Note (x) to an Affiliate thereof or (y) with the prior written consent of the Borrowers (such consent not to be unreasonably withheld), to any other Person.

SECTION 14.          Indemnification.

Each of the Borrowers agrees to pay, indemnify, and hold harmless the Lender and its Affiliates and their officers, directors, employees, agents and advisors (together, the “Indemnified Parties”) from and against any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, actions, suits, interest, costs and expenses (including reasonable legal and other advisory fees, costs and expenses) or disbursements of any kind or nature whatsoever (“Losses”) arising out of, relating to or otherwise in connection with (a) the enforcement of any rights of the Lender under this Note in accordance with this Note, (b) any claim (whether or not asserted in any legal proceeding), litigation, investigation, arbitration or proceeding arising out of, relating to or otherwise in connection with this Note and (c) the use of the proceeds of the Loan; provided that the Indemnified Parties shall not be indemnified for any Losses suffered or incurred by the Indemnified Parties that are attributable to such Indemnified Party (other than the Borrowers’) or agent’s (or such Indemnified Party’s Affiliates’, officers’, directors’, employees’, agents’ or advisors’) gross negligence, willful misconduct or fraud.  This Section 14 shall survive the termination of this Note for the benefit of the Indemnified Parties.

SECTION 15.          Governing Law.

This Note and the rights and obligations of the Borrowers and the Lender under this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Note to the law of another jurisdiction.

SECTION 16.          Waivers of Jury Trial; Judicial Proceedings.

(a)           THE BORROWERS AND, BY ACCEPTANCE HEREOF, THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER DOCUMENTS RELATED HERETO AND FOR ANY COUNTERCLAIM THEREIN.

(b)           THE BORROWERS AND, BY ACCEPTANCE HEREOF, THE LENDER AGREE THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY ONLY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PRE-PAID, RETURN RECEIPT REQUESTED, PROPERLY ADDRESSED TO SUCH PARTY AT ITS ADDRESSES PROVIDED FOR NOTICES HEREUNDER.

(c)           THE BORROWERS AND, BY ACCEPTANCE HEREOF, THE LENDER HEREBY IRREVOCABLY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATING IN ANY WAY TO DISAGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT A COURT LOCATED IN THE STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION, SUIT OR PROCEEDING.

SECTION 17.          Notices.

All notices hereunder shall be in writing (including facsimile transmission or email) and shall be sent to the parties at the following address or such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose:

(a)                                  if to the Borrowers, to:

SFOG Acquisition A, Inc.

SFOG Acquisition B, L.L.C.

SFOT Acquisition I, Inc.

SFOT Acquisition II, Inc.

c/o Lord/SPV

48 Wall Street, 27th Floor

New York, New York 10005

Facsimile:       (212) 346-9012

With a copy to:

c/o Six Flags, Inc.

1540 Broadway, 15th Floor

New York, New York 10036

Attention:  General Counsel

Telecopy:  212-354-3089

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street, First Floor

New York, New York 10022

Attention:  Michele J. Cohen

Facsimile:  (212) 230-7862

(b)                                 if to the Lender, to:

TW-SF LLC

c/o Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention:  Chief Financial Officer

Facsimile:  (212) 484-7175

With a copy to:

TW-SF LLC

c/o Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention:  Treasurer

Facsimile:  (212) 484-7151

TW-SF LLC

c/o Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention:  General Counsel

Facsimile:  (212) 484-7167

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:  Robert B. Schumer, Esq.

                  Ariel J. Deckelbaum, Esq.

Facsimile:  (212) 757-3990

Notices sent by facsimile or email transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

SECTION 18.          Amendments and Waivers.

No amendment, modification, termination or waiver of any provision hereof, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of the parties hereto.

SECTION 19.       Severability.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20.          No Presumption.

With regard to each and every term and condition hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition hereof.

SECTION 21.          Entire Agreement.

This Note constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior letters and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof; provided, however, that nothing contained herein shall limit, affect, alter, amend or otherwise modify the rights and obligations of the parties hereto and their respective Affiliates under the Subordinated Indemnity Agreement, the Related Indemnity Agreements or the Partnership Parks Agreements.

SECTION 22.          Non-Recourse.

No Affiliate (other than the Loan Parties), equity holder, member, officer, employee or director of the Loan Parties shall have any liability in respect of any of the Obligations, and the Lender shall have no recourse against any of them in respect of any of the Obligations (other than the Loan Parties).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrowers have each caused a duly authorized officer of such Borrower, solely in such officer’s capacity as such, to duly execute this Note on behalf of such Borrower as of the date hereof.

SFOG ACQUISITION A, INC.

		By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

SFOG ACQUISITION B, L.L.C.

		By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

SFOT ACQUISITION I, INC.

		By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

SFOT ACQUISITION II, INC.

		By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO this 15th day of May, 2009

TW-SF LLC

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

[Signature Page to Promissory Note]

SCHEDULE 7(E)

Exchange Offers

Except as set forth herein, the Exchange Offers have not been terminated, extended, amended or modified in any manner:

1.                                      On May 8, 2009, Six Flags, Inc. changed the Withdrawal Deadline (as such term is defined in the offering documents related to the Exchange Offer and the Consent Solicitation filed with the SEC on April 20, 2009 (the “Offering Documents”)) to 5:00 p.m., New York City time, on May 28, 2009.  Such change was noticed in a supplemental offering memorandum, which was distributed to all holders of SFI Notes (as that term is defined in the Offering Documents) and was filed as Exhibit 99.1 to Six Flags’ Form 8-K filed with the SEC on May 8, 2009.